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                                  Exhibit 3



              COMMISSION SCHEDULE FOR SCUDDER COMMISSIONED POLICY
                                      and
                            DEAN WITTER POLICY
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                          Maximum Commission Schedule

                                      for

               Flexible Premium Variable Life Insurance Policies

                                   issued by

                         Paragon Life Insurance Company

                                   utilizing

    MFS, Putnam, Scudder, and Multi-Manager, Variable Life Investment Funds



First Year:
     18% of premiums collected equal to first year cost of insurance assessed. plus 1% of premiums collected in excess of first year cost of insurance assessed.


Renewal (maximum of 20 years)

     3% of premium collected in renewal year equal to respective cost of insurance assessed.

     plus 1% of premiums collected in excess of respective cost of insurance assessed.

     Up to 0.25% per year of the average cash value of a policy during a policy year or calendar year.